Novation Companies Sells StreetLinks for $60 Million

Earn-out for additional payment of up to $12 million

Kansas City, MO. – April 16, 2014 – Novation Companies, Inc. (OTCQB: NOVC) today announced that its subsidiary, StreetLinks, LLC, has been sold to Assurant, Inc. for $60 million in cash, plus a potential earn-out payment of up to $12 million post-closing based on StreetLinks future performance. Novation owned approximately 88% of StreetLinks and receives a corresponding share of the sales proceeds. The sale was unanimously approved by Novation’s board of directors.

StreetLinks provides banks and mortgage lenders with full service appraisal management services and appraisal management software. Novation will utilize the proceeds from the sale to increase its investment in its cloud-based communications software subsidiary, CorvisaCloud, LLC, and for general corporate purposes.

“The sale of StreetLinks is a significant strategic shift for Novation allowing the company to focus more resources on the business of CorvisaCloud and its cloud-based communications software solutions. Novation’s strategy of investing in a variety of early-stage operating businesses was designed to find a business that would generate sufficient earnings for Novation to rebuild shareholder value,” said Lance Anderson, CEO of Novation.

Mr. Anderson added, “StreetLinks has been a great investment for us. We believe that with Assurant as its new owner, StreetLinks is better positioned to take advantage of the opportunities that may present themselves in the future. For Novation, we believe it is the right time to take our proceeds from the sale of StreetLinks and invest in what we believe to be the business with the greatest long term potential to grow significant value for our shareholders. We see enormous opportunity in the cloud communications market and believe investing additional capital in CorvisaCloud will not only fuel future growth for the business, but enhance long-term value for Novation shareholders.”

Novation plans to discuss this transaction and the new direction for the business on April 30, 2014. On that date, W. Lance Anderson, Chairman of the Board of Directors and Chief Executive Officer, plans to host a conference call at 11 a.m. (Central Time). The general public is invited to listen to the call by dialing (800) 750-5845, or via a live audio webcast at https://cc.callinfo.com/r/1grlovfa6l2zo&eom. A replay will be available within 24 hours after the call at http://novationcompanies.com/investors/financials.

Novation was advised by Keefe, Bruyette & Woods, Inc.

About Novation Companies, Inc.

Novation Companies Inc. owns and operates early-stage businesses in the technology-enabled services industry. Novation currently owns, wholly or in the majority, interests in Advent Financial Services LLC and CorvisaCloud LLC. Novation trades on the OTC Markets’ Group inter-dealer quotation service as an OTCQB security under the symbol NOVC. For more information, please visit www.novationcompanies.com or contact Matt Kaltenrieder, Investor Relations, 816.237.7508 or ir@novationcompanies.com.